Exhibit 10.38

November 15, 2011

Charles M. Fallon

6890 SW 94th Street

Pinecrest, FL 33156

Dear Chuck,

We are pleased to extend to you this offer of employment for the position of President, Terminix. In this position, you will report to me.  Your effective start date will be December 5, 2011.

Your base compensation in this position will be at an annual rate of $500,000.  This will be paid semi-monthly on the 15th and the last business day of each month.

For 2012, you will be eligible to receive a bonus payment with a target of 65% of your base salary under the 2012 Annual Bonus Plan (“ABP”).

You will be eligible to receive a discretionary bonus of up to $100,000 for 2012 and $100,000 for 2013 relating to your collaboration with the President, TruGreen for the success of both businesses.  The actual amount earned for each year will be determined at the sole discretion of the Compensation Committee of the Board of Directors (“Compensation Committee”) after receiving a recommendation from me.  These bonus payouts, if any, will be made at the same time as payments under the Annual Bonus Plans for 2012 and 2013, conditioned upon your employment on such dates.  You may elect no later than June 30 of each of 2012 and 2013 to receive a stock option award in lieu of cash, with up to 15,000 options to be issuable for 2012 and up to 10,000 options to be issuable for 2013 (the number of options may be prorated based on the Compensation Committee’s assessment of performance).

In lieu of a cash sign-on bonus, you will receive Restricted Stock Units (RSUs) upon approval of the Compensation Committee equal to $100,000 divided by the Fair Market Value of a share (as defined in the Plan documents), as determined by the Compensation Committee, as of the first day of employment. This RSU award will vest ratably over a three year period.  You will receive a Restricted Stock Unit Award agreement that provides the terms and conditions of the award following your hire.

Upon approval by the Compensation Committee, you will have the opportunity to participate in the ServiceMaster Global Holdings, Inc. Stock Incentive Plan by investing up to $1,100,000, with a minimum investment of $550,000 required, at the next offering of the sale of shares following your start date.  The price of the shares at the time of your purchase will be the Fair Market Value as determined by the Compensation Committee.  The number of shares you receive will be determined by dividing the amount of your investment by the Fair Market Value per share.

If you choose to purchase the shares offered to you, you will also be granted four (4) options for each share purchased.  Each option will have a strike price equal to the Fair Market Value of a share of stock at the time of the grant of the options and will vest ratably over a four year period.

You will also be granted 60,000 restricted stock units (RSUs) upon approval of the Compensation Committee that will vest ratably over a period of three years from the date of the grant.

Additional information on the Plan, including the Plan documents, will be provided to you.

You will be eligible for reimbursement of commuting expenses of up to $100,000 (gross) during your first year of service and $50,000 (gross) during your second year of service.

You will receive the Tier V relocation package per the attached relocation policy.   You will be eligible for benefits under the relocation program for a period of 21 months from your date of hire.  You will be required to sign a Relocation Repayment Agreement, included with your new hire paperwork.  Please contact Jennifer McDonald, Relocation Manager, at 901-597-XXXX if you have any questions.

All compensation, including bonus and incentive payments, if applicable, will be subject to payroll deductions.

This offer of employment is contingent on your execution of a ServiceMaster Non-Compete/Non-Solicitation/Confidentiality agreement (enclosed) and your agreement to utilize ServiceMaster’s alternative dispute resolution program We Listen (full details enclosed) to resolve any and all work-related disputes/concerns and to arbitrate such disputes if they are not resolved.

ServiceMaster offers you a comprehensive and flexible benefits package that allows you to choose coverage that best meet your needs.  Regular, full-time associates are eligible to participate in medical, dental, vision, disability and life insurance, the legal services plan, and reimbursement accounts.  Coverage for most plans is effective the first of the month following or coincident with three consecutive months of service; however, disability coverage is effective the day following the completion of twelve consecutive months of service.  The ServiceMaster LifeManagement Program—ServiceMaster’s EAP—is available to you and your immediate family members on your first day of employment.

The ServiceMaster Profit Sharing and Retirement Plan provides you a convenient way to save for retirement.  You will be automatically enrolled in the 401(k) at a 3% contribution rate after completing 90 days of service.  You may increase, decrease, or stop your 401(k) contributions at any time before or after your automatic contributions to the plan begin.

Additional information on all health and welfare and retirement benefits will be mailed to your home approximately six weeks after your date of hire.

You are eligible for four (4) weeks vacation per calendar year in addition to personal days, sick time and holidays.

This offer of employment is contingent upon successfully passing a drug-screening test and criminal background check.  This offer is also contingent upon the completion of verification of the facts you have given on your application for employment and I-9 form.

This letter shall not constitute an employment contract and nothing herein will change your status as an “at-will” employee.

If you have any questions please do not hesitate to call me at (901) 597-XXXX or Jed Norden at (901) 597-XXXX. Please return your signed offer letter, along with the completed new hire paperwork, to me within seven (7) days of the date of this offer.

Chuck, we look forward to having you as a key member of the ServiceMaster leadership team.  Our success hinges upon the people who lead our organization and we are excited about the talent and experience you will add to our team.

Sincerely,

/s/ Hank Mullany

Hank Mullany
Chief Executive Officer
The ServiceMaster Company

I accept this offer of employment under the terms and conditions set forth above.

Signature:	/s/ Charles M. Fallon	Date:	November 17, 2011

December 1, 2011

Charles M. Fallon

6890 SW 94th Street

Pinecrest, FL 33156

Subject:	Letter of Clarification

Dear Chuck,

This letter is intended to clarify certain matters relating to your offer letter.

Base Salary

Your base compensation in this position will be at an annual rate of $500,000.  This will be paid semi-monthly on the 15th and the last business day of each month.  You will be eligible for a merit increase on an annual basis beginning in 2013 consistent with the merit program for executives at a similar level in the Company, with the increase based on your performance.

Bonus

For plan year 2012 and going forward, you will be eligible to receive a bonus payment with a target of 65% of your base salary under the Annual Bonus Plan (“ABP”) in effect for that year.   This target bonus level is reviewed periodically relative to competitive market levels.

Severance

You will be eligible for severance compensation as detailed in the attached Severance Agreement that you will need to sign and return.

This letter shall not constitute an employment contract and nothing herein will change your status as an “at-will” employee.

If you have any questions please do not hesitate to call me at (901) 597-XXXX or Jed Norden at (901) 597-XXXX. Please return your signed severance agreement to me within seven (7) days of the date of this letter.

Chuck, we look forward to having you as a key member of the ServiceMaster leadership team.  Our success hinges upon the people who lead our organization and we are excited about the talent and experience you will add to our team.

Sincerely,

/s/ Hank Mullany

Hank Mullany
Chief Executive Officer
The ServiceMaster Company

Accepted and acknowledged:

Signature:	/s/ Charles M. Fallon	Date:	December 1, 2011